As filed with the Securities and Exchange Commission on July 2, 2014

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2 to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Texas Industries, Inc.

(Exact name of registrant as specified in its charter)

Delaware	75-0832210
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1503 LBJ Freeway, Suite 400

Dallas, Texas 75234

(Address of registrant’s principal executive offices)

Texas Industries, Inc. 2004 Omnibus Equity Compensation Plan (No. 333-185957)

Texas Industries, Inc. Management Deferred Compensation Plan (No. 333-185957)

Texas Industries, Inc. 1993 Stock Option Plan (No. 33-53715)

(Full title of the plan)

Roselyn R. Bar, Esq.

Vice President and Secretary

Texas Industries, Inc.

c/o Martin Marietta Materials, Inc.

2710 Wycliff Road

Raleigh, North Carolina 27607-3033

(919) 781-4550

(Name, address and telephone number of agent for service)

Copies to:

Scott A. Barshay, Esq.

George F. Schoen, Esq.

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

(212) 474-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 relates to the following Registration Statements of Texas Industries, Inc. (the “Company”) on Form S-8 (collectively, the “Registration Statements”):

•	Registration Statement No. 333-185957, registering shares of Company common stock, par value of $1.00 per share (“Common Stock”), issuable pursuant to the Texas Industries, Inc. 2004 Omnibus Equity Incentive Compensation Plan, filed with the Securities and Exchange Commission (the “Commission”) on January 10, 2013;

•	Post-Effective Amendment No. 1 to the Registration Statement No. 333-185957, registering shares of Common Stock issuable pursuant to the Texas Industries, Inc. Management Deferred Compensation Plan, and registering additional shares of Common Stock issuable pursuant to the Texas Industries, Inc. 2004 Omnibus Equity Incentive Compensation Plan, filed with the Commission on January 11, 2013; and

•	Registration Statement No. 33-53715, registering shares of Common Stock issuable pursuant to the Texas Industries, Inc. 1993 Stock Option Plan, filed with the Commission on May 19, 1994, as amended by Post-Effective Amendment No. 1, filed with the Commission on May 20, 1999.

On January 27, 2014, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Martin Marietta Materials, Inc., a North Carolina corporation (“Martin Marietta”), and Project Holdings, Inc., a North Carolina corporation and a wholly owned subsidiary of Martin Marietta (“Merger Sub”). On July 1, 2014, pursuant to the Merger Agreement, Merger Sub was merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Martin Marietta.

In connection with the Merger, the offerings of securities pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of post-effective amendments, any of the securities registered pursuant to the Registration Statements that remain unsold at the termination of the offerings, the Company hereby removes from registration all Common Stock registered under the Registration Statements but not sold under the Registration Statements as of the filing date of these post-effective amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on this 2nd day of July, 2014.

TEXAS INDUSTRIES, INC.

By:	/s/ Roselyn R. Bar
Name: Roselyn R. Bar
Title: Vice President and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ C. Howard Nye C. Howard Nye	President (Principal Executive Officer) and Director	July 2, 2014

/s/ Anne H. Lloyd Anne H. Lloyd	Vice President and Treasurer (Principal Financial Officer) and Director	July 2, 2014

/s/ Dana F. Guzzo Dana F. Guzzo	Vice President, Controller and Accounting Officer (Principal Accounting Officer)	July 2, 2014

/s/ Roselyn R. Bar Roselyn R. Bar	Director	July 2, 2014